Exhibit 5.1

October 30, 2001

Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, Md. 21090

Ladies and Gentlemen:

            We are acting as special counsel to CIENA Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to an additional 27,000,000 shares of the Company’s common stock, par value $ .01 per share (the “Common Stock”), issuable under the CIENA Corporation 1999 Non-Officer Stock Option Plan (the “1999 Plan”) and up to 6,000,000 shares of the Company’s Common Stock, issuable under the CIENA Corporation Third Amended and Restated 1994 Stock Option Plan (the “1994 Plan,” and collectively with the 1999 Plan, hereafter referred to as the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

            For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Copies of the Plans.

3.	The Third Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on October 30, 2001 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of the Company as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval of 1994 Plan, authorization and issuance of up to 6,000,000 shares of the Company’s Common Stock and arrangements in connection therewith, and minutes of the annual meeting of Stockholders of the Company held on March 12, 2001, approving the 1994 Plan.

6.	Resolutions of the Board of Directors of the Company as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the authorization and issuance of up to an additional 27,000,000 shares of the Company’s Common Stock and arrangements in connection therewith.

            In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

            This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

            Based upon, subject to and limited by the foregoing, we are of the opinion that the shares of the Company’s Common Stock issuable under the 1994 Plan and the shares of the Company’ Common Stock issuable under the 1999 Plan, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plans, will be validly issued, fully paid and non-assessable.

            This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

            We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.